Exhibit 23.4

Our Ref: AL/JL/SC/202100447.aw
Your Ref: -

12 December 2023

Springview Holdings Limited	BY EMAIL ONLY

203 Henderson Road

#06-01

Henderson Industrial Park

Singapore 159546

Dear Sirs,

SPRINGVIEW HOLDINGS LTD (THE “COMPANY”) LISTING ON NASDAQ CONSENT OF LAW FIRM

1.	We act as the Singapore solicitors for Springview Enterprises Pte. Ltd. (“SEPL”), a subsidiary of the Company, in relation to charges preferred against SEPL under the Workplace Safety Health Act 2006 and the Building Control Act 1989, and other legal matters.

2.	We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement on Form F-1 (as it may be amended from time to time), as filed with the Securities and Exchange Commission (“Commission”) pursuant to the Securities Act of 1993 (“Securities Act”) on or about 12 December 2023 in connection with the initial public offering of the Company.

3.	In giving the abovementioned consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Alfred Lim

Alfred Lim
Managing Director
Meritus Law LLC

20 Collyer Quay #21-02 Singapore 049319

T 6011 6428    F 6011 6420    W www.merituslawllc.com

Meritus Law LLC (UEN: 202256777M) is registered in Singapore under the Companies Act (Cap 50) with limited liability.

We do not accept service of court documents by fax.